Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Hudson Global, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-119563) on Form S-4 and (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006, 333-126915, 333-161170, 333-161171, 333-182973, and 333-212941) on Form S-8 of Hudson Global, Inc. of our report dated March 1, 2018, with respect to the consolidated balance sheets of Hudson Global, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, the related notes, and financial statement schedules listed in Item 15(2), which report appears in the December 31, 2017 annual report on Form 10-K of Hudson Global, Inc.

/s/ KPMG LLP

New York, New York

March 1, 2018